Exhibit 10c

ADDENDUM A

The following amendments are effective January 1, 2008:

1.	The following sentence is added to the end of Paragraph 10:

Notwithstanding the preceding sentence, if a gross-up payment is made on account of a separation from service, payment shall be made no earlier than the Severance Payment Date.

2.	The first sentence of Paragraph 11(b) is amended to insert after “lump-sum cash payment to you” the phrase “on the Severance Payment Date (as defined in subparagraph (g)).”

3.	Paragraph 11(e)(1) is amended to insert after “lump-sum cash severance payment to you” the phrase “on the Severance Payment Date (as defined in subparagraph (g)).”

4.	Paragraph 11 is amended to include the following new subparagraphs (g) and (h):

(g)        Severance Payment Date – The Severance Payment Date is the earlier of (1) the first business day that occurs more than six (6) months after the date you separate from service or (2) a date that occurs within 60 days following your death.

(h)        Termination of Employment – For purposes of the lump sum payments described in paragraphs 11(b) and 11(e)(1) (including a lump sum payment under paragraph 11(e)(1) pursuant to paragraph 11(d)(3)), your employment will be considered terminated on the date you incur a separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)(1)) from Verizon Communications Inc. and any entity required to be aggregated with Verizon Communications Inc. under Treasury Regulation Section 1.409A-1(h)(3).

5.	Paragraph 12 is amended to replace the phrase “at the time your employment terminates” with the phrase “within sixty (60) days from the date that your employment terminates.”

6.	The following sentence is added to the end of Paragraph 28:

This Agreement will be interpreted and construed in favor of it meeting the applicable requirements of section 409A of the Code, and any right to reimbursement of expenses or in-kind benefits that is not conditioned upon continued employment is subject to the conditions required by Treas. Reg. § 1.409A-3(i)(1)(iv); provided that this sentence does not transfer to the Company or any entity or other individual liability for any tax or penalty that is your responsibility.